As filed with the U.S. Securities and Exchange Commission on August 13, 2025

Securities Act File No. 333-284196

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933   X

Pre-Effective Amendment No. ___

Post-Effective Amendment No. 2

VOYA FUNDS TRUST

(Exact Name of Registrant as Specified in Charter)

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Address of Principal Executive Offices)

1-800-992-0180

(Registrant’s Telephone Number, Including Area Code)

Joanne F. Osberg, Esq.

Voya Investments, LLC

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Name and Address of Agent for Service)

With copies to:

Elizabeth J. Reza, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199-3600

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d)

under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the

Investment Company Act of 1940, as amended.

Title of Securities Being Registered: Class A, Class C, Class I, and Class W shares of beneficial interest in the series of the registrant designated as Voya Short Duration High Income Fund.

EXPLANATORY NOTE

The purpose of this filing is to file as an exhibit to the Registrant’s Registration Statement on Form N-14 the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganization of Voya Floating Rate Fund, a series of Voya Funds Trust, with and into Voya Short Duration High Income Fund, a series of Voya Funds Trust (the “Registrant”), as required by Item 16(12) of Form N-14. Accordingly, this Post Effective Amendment (the “Amendment”) consists only of a facing page, this explanatory note, and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. The Registrant hereby incorporates by reference the Proxy Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, to Registrant’s Form N-14 (File No. 333-284196) filed with the U.S. Securities and Exchange Commission on February 18, 2025. This Amendment does not modify any other part of the Registration Statement.

PART C.
OTHER INFORMATION
Item 15. Indemnification
Article X of the Trust’s Declaration of Trust provides the following:
Section 10.1 Limitation of Liability. A trustee, when acting in such capacity, shall not be personally liable to any person other than the Trust or a beneficial owner for any act, omission or obligation of the Trust or any trustee. A trustee shall not be liable for any act or omission or any conduct whatsoever in his capacity as trustee, provided that nothing contained herein or in the Delaware Act shall protect any trustee against any liability to the Trust or to Shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the office of trustee hereunder.
Section 10.2 Indemnification.
(a)
Subject to the exceptions and limitations contained in Section (b) below:
(i)
every person who is, or has been a trustee or officer of the Trust (hereinafter referred to as a “Covered Person”) shall be indemnified by the Trust to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she becomes involved as a party or otherwise by virtue of his or her being or having been a trustee or officer and against amounts paid or incurred by him or her in the settlement thereof;
(ii)
the words “claim,” “action,” “suit,” or “proceeding” shall apply to all claims, actions, suits, or proceedings (civil, criminal, or other, including appeals) actual or threatened while in office or thereafter, and the words “liability” and “expenses” shall include, without limitation, attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties, and other liabilities.
(b)
No indemnification shall be provided hereunder to a Covered Person:
(i)
who shall have been adjudicated by a court or body before which the proceeding was brought (A) to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office or (B) not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Trust; or
(ii)
in the event of a settlement, unless there has been a determination that such trustee or officer did not engage in willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office,
(A)
by the court or other body approving the settlement;
(B)
by at least a majority of those trustees who are neither interested persons of the Trust nor are parties to the matter based upon a review of readily available facts (as opposed to a full trial-type inquiry); or
(C)
by written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) provided; however, that any Shareholder may, by appropriate legal proceedings, challenge any such determination by the trustees or by independent counsel.
(c)
The rights of indemnification therein provided may be insured against by policies maintained by the Trust, shall be severable, shall not be exclusive of or affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of the heirs, executors, and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which Trust personnel, other than Covered Persons, and other persons may be entitled by contract or otherwise under law.
(d)
Expenses in connection with the preparation and presentation of a defense to any claim, action, suit, or proceeding of the character described in paragraph (a) of this Section 10.2 may be paid by the Trust or Series from time to time prior to final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person that such amount will be paid over by him or her to the Trust or Series if it is ultimately determined that he or she is not entitled to indemnification under this Section 10.2 provided; however, that either: (a) such Covered Person shall have provided appropriate security for such undertaking; (b) the Trust is insured against losses arising out of any such advance payments; or (c) either a majority of the trustees who are neither interested persons of the Trust nor parties to the matter, or independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a trial-type inquiry or full investigation), that there is reason to believe that such Covered Person will be found entitled to indemnification under this Section 10.2.
Article IX of the Trust’s By-Laws provides the following:
The Trust may purchase and maintain insurance on behalf of any Covered Person or employee of the Trust, including any Covered Person or employee of the Trust who is or was serving at the request of the Trust as a trustee, officer, or employee of a corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the trustees would have the power to indemnify him against such liability.
The Trust may not acquire or obtain a contract for insurance that protects or purports to protect any trustee or officer of the Trust against any liability to the Trust or its Shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.
Reference is made to Article IX of the Trust’s By-Law and paragraph 1.11 of the Distribution Agreement.
The Trust is covered under an insurance policy, insuring its officers and trustees against liabilities, and certain costs of defending claims against such officers and trustees; to the extent such officers and trustees are not found to have committed conduct constituting willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of their duties. The insurance policy also insures the Trust against the cost of indemnification payments to officers under certain circumstances.
Section 9 of the Management Agreement between the Trust and investment manager, Section 14 of the Sub-Advisory Agreement and Section 20 of the Distribution Agreement between the Trust and the distributor limit the liability of the investment manager, the sub-advisor and the distributor to liabilities arising from willful misfeasance, bad faith, or gross negligence in the performance of their respective duties, or from reckless disregard by them of their respective obligations and duties under the agreements.
The Trust hereby undertakes that it will apply the indemnification provisions of its Trust Instrument, By-Laws, Management Agreement, and Distribution Agreement in a manner consistent with Release No. 11330 of the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended so long as the interpretations of Section 17 (h) and 17(i) of such Act remain in effect and are consistently applied.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to trustees, officers, and controlling persons of the Trust pursuant to the foregoing provisions, or otherwise, the Trust understands that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Trust of expenses incurred or paid by a trustee, officer, or controlling person of the Trust in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer, or controlling person in connection with the securities being registered, the Trust will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 16. Exhibits
(1)(a)
ING Funds Trust (the “Trust”) Trust Instrument dated July 30, 1998 (the “Trust Instrument”) – Filed as an Exhibit
to Pre-Effective Amendment No. 1 to the Trust’s Form N-1A Registration Statement on October 28, 1998 and
incorporated herein by reference.

(1)(b)
Certificate of Amendment, dated February 26, 2001, to the Trust Instrument – Filed as an Exhibit to Post-Effective
Amendment No. 8 to the Trust’s Form N-1A Registration Statement on March 1, 2001 and incorporated herein by reference.

(1)(c)
Certificate of Amendment, dated May 9, 2001, to the Trust Instrument – Filed as an Exhibit to Post-Effective
Amendment No. 9 to the Trust’s Form N-1A Registration Statement on June 15, 2001 and incorporated herein by reference.

(1)(d)
Certificate of Amendment, dated May 9, 2001, to the Trust Instrument – Filed as an Exhibit to Post-Effective
Amendment No. 24 to the Trust’s Form N-1A Registration Statement on July 29, 2003 and incorporated herein by reference.

(1)(e)
Amendment No. 1, dated November 2, 2001, to the Trust Instrument – Filed as an Exhibit to Post-Effective
Amendment No. 17 to the Trust’s Form N-1A Registration Statement on February 27, 2002 and incorporated herein by reference.

(1)(f)
Certificate of Amendment, dated December 17, 2001, to the Trust Instrument – Filed as an Exhibit to Post-Effective
Amendment No. 42 to the Trust’s Form N-1A Registration Statement on August 1, 2008 and incorporated herein by reference.

(1)(g)
Certificate of Amendment of Certificate of Trust, effective March 1, 2002, to the Trust Instrument – Filed as an
Exhibit to Post-Effective Amendment No. 24 to the Trust’s Form N-1A Registration Statement on July 29, 2003 and
incorporated herein by reference.

(1)(h)
Amendment No. 4, dated March 1, 2002, to the Trust Instrument – Filed as an Exhibit to Post-Effective Amendment
No. 24 to the Trust’s Form N-1A Registration Statement on July 29, 2003 and incorporated herein by reference.

(1)(i)
Amendment No. 5, effective September 23, 2002, to the Trust Instrument (abolition of series of shares of beneficial interest for ING European Equity Fund, ING Tax Efficient Equity Fund, ING Global Technology Fund, and ING
Global Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Trust’s Form N-1A
Registration Statement on July 29, 2003 and incorporated herein by reference.

(1)(j)
Amendment No. 6, effective September 23, 2002, to the Trust Instrument (name change of series for ING Strategic
Income Fund) – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Trust’s Form N-1A Registration
Statement on July 29, 2003 and incorporated herein by reference.

(1)(k)
Amendment No. 7, effective November 22, 2002, to the Trust Instrument (abolition of series of shares of beneficial interest for ING High Yield Fund) – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Trust’s Form
N-1A Registration Statement on July 29, 2003 and incorporated herein by reference.

(1)(l)
Amendment No. 8, effective June 2, 2003, to the Trust Instrument (establishment of new share class for ING
Intermediate Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Trust’s Form N-1A
Registration Statement on July 29, 2003 and incorporated herein by reference.

(1)(m)
Amendment No. 9, effective August 25, 2003, to the Trust Instrument (abolition of series of shares of beneficial interest for ING National Tax-Exempt Money Market Fund) – Filed as an Exhibit to Post-Effective Amendment No.
25 to the Trust’s Form N-1A Registration Statement on May 25, 2004 and incorporated herein by reference.

(1)(n)
Amendment No. 10, effective August 25, 2003, to the Trust Instrument (abolition of class of shares of beneficial interest for ING Classic Money Market Fund) – Filed as an Exhibit to Post-Effective Amendment No. 25 to the
Trust’s Form N-1A Registration Statement on May 25, 2004 and incorporated herein by reference.

(1)(o)
Amendment No. 11, effective April 23, 2004, to the Trust Instrument (abolition of series of shares of beneficial interest for ING Strategic Bond Fund – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Trust’s
Form N-1A Registration Statement on May 25, 2004 and incorporated herein by reference.

(1)(p)
Amendment No. 12, effective March 24, 2004, to the Trust Instrument (establishment of new share class for ING
Intermediate Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Trust’s Form N-1A
Registration Statement on May 25, 2004 and incorporated herein by reference.

(1)(q)
Plan of Liquidation and Dissolution of Series, effective February 26, 2004 (with respect to ING Strategic Bond
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Trust’s Form N-1A Registration Statement
on May 25, 2004 and incorporated herein by reference.

(1)(r)
Amendment No. 13, effective September 2, 2004, to the Trust Instrument (dissolution of share class for ING High
Yield Opportunity Fund) – Filed as an Exhibit to Post-Effective Amendment No. 28 to the Trust’s Form N-1A
Registration Statement on May 13, 2005 and incorporated herein by reference.

(1)(s)
Amendment No. 14, effective October 25, 2004, to the Trust Instrument (abolition of series of shares of beneficial interest for ING High Yield Opportunity Fund) – Filed as an Exhibit to Post-Effective Amendment No. 28 to the
Trust’s Form N-1A Registration Statement on May 13, 2005 and incorporated herein by reference.

(1)(t)
Amendment No. 15, effective March 15, 2005, to the Trust Instrument (abolition of series of shares of beneficial interest for ING Money Market Fund and ING Lexington Money Market Trust) – Filed as an Exhibit to
Post-Effective Amendment No. 30 to the Trust’s Form N-1A Registration Statement on July 21, 2005 and
incorporated herein by reference.

(1)(u)
Amendment No. 16, effective July 29, 2005, to the Trust Instrument (establishment of new series with respect to
ING Institutional Prime Money Market Fund) – Filed as an Exhibit to Post-Effective Amendment No. 30 to the
Trust’s Form N-1A Registration Statement on July 21, 2005 and incorporated herein by reference.

(1)(v)
Amendment No. 17, effective January 3, 2007, to the Trust Instrument (conversion of series, shares and classes, and the abolition of a class of shares for ING GNMA Income Fund) – Filed as an Exhibit to Post-Effective Amendment
No. 34 to the Trust’s Form N-1A Registration Statement on May 30, 2007 and incorporated herein by reference.

(1)(w)
Amendment No. 18, effective November 19, 2007, to the Trust Instrument (establishment of new share class and re-designation of current share class for ING Institutional Prime Money Market Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 38 to the Trust’s Form N-1A Registration Statement on December 4, 2007 and
incorporated herein by reference.

(1)(x)
Amendment No. 19, effective November 19, 2007, to the Trust Instrument (establishment of new share class for
ING GNMA Income Fund and ING Intermediate Bond Fund) – Filed as an Exhibit to Post-Effective Amendment
No. 38 to the Trust’s Form N-1A Registration Statement on December 4, 2007 and incorporated herein by reference.

(1)(y)
Amendment No. 20, effective July 21, 2008, to the Trust Instrument (establishment of new share class for ING
High Yield Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 42 to the Trust’s Form N-1A
Registration Statement on August 1, 2008 and incorporated herein by reference.

(1)(z)
Amendment No. 21, effective October 23, 2008, to the Trust Instrument (abolition of series of shares of beneficial interest for ING National Tax-Exempt Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 44 to the
Trust’s Form N-1A Registration Statement on July 30, 2009 and incorporated herein by reference.

(1)(aa)
Amendment No. 22, effective November 20, 2009, to the Trust Instrument (conversion of series, shares and classes, and the abolition of a class of shares for ING GNMA Income Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 47 to the Trust’s Form N-1A Registration Statement on July 26, 2010 and incorporated herein by reference.

(1)(bb)
Amendment No. 23, effective May 27, 2010, to the Trust Instrument (establishment of new series with respect to
ING Floating Rate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 47 to the Trust’s Form N-1A
Registration Statement on July 26, 2010 and incorporated herein by reference.

(1)(cc)
Amendment No. 24, effective May 19, 2011, to the Trust Instrument (establishment of new share class for ING
GNMA Income Fund and ING High Yield Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 53
to the Trust’s Form N-1A Registration Statement on July 30, 2012 and incorporated herein by reference.

(1)(dd)
Amendment No. 25, effective May 19, 2011, to the Trust Instrument (establishment of new share class for ING
High Yield Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 53 to the Trust’s Form N-1A
Registration Statement on July 30, 2012 and incorporated herein by reference.

(1)(ee)
Plan of Liquidation and Dissolution of Series, effective November 4, 2010 (with respect to ING Institutional Prime
Money Market Fund) – Filed as an Exhibit to Post-Effective Amendment No. 50 to the Trust’s Form N-1A
Registration Statement on July 27, 2011 and incorporated herein by reference.

(1)(ff)
Plan of Liquidation and Dissolution of Series, effective January 25, 2011 (with respect to ING Classic Money
Market Fund) – Filed as an Exhibit to Post-Effective Amendment No. 50 to the Trust’s Form N-1A Registration
Statement on July 27, 2011 and incorporated herein by reference.

(1)(gg)
Amendment No. 26, effective July 12, 2012, to the Trust Instrument (establishment of new series for ING Strategic
Income Fund) – Filed as an Exhibit to Post-Effective Amendment No. 60 to the Trust’s Form N-1A Registration
Statement on October 31, 2012 and incorporated herein by reference.

(1)(hh)
Amendment No. 27, effective September 6, 2012, to the Trust Instrument (establishment of new series with respect to ING Short Term Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 62 to the Trust’s Form
N-1A Registration Statement on November 30, 2012 and incorporated herein by reference.

(1)(ii)
Amendment No. 28, effective September 6, 2012, to the Trust Instrument (establishment of new share class for ING
Floating Rate Fund and ING High Yield Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 62 to
the Trust’s Form N-1A Registration Statement on November 30, 2012 and incorporated herein by reference.

(1)(jj)
Amendment No. 29, effective September 6, 2012, to the Trust Instrument (establishment of new share class for ING
Intermediate Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 75 to the Trust’s Form N-1A
Registration Statement on July 26, 2013 and incorporated herein by reference.

(1)(kk)
Amendment No. 30, effective May 23, 2013, to the Trust Instrument (establishment of new share class for ING
Short Term Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 75 to the Trust’s Form N-1A
Registration Statement on July 26, 2013 and incorporated herein by reference.

(1)(ll)
Amendment No. 30, effective January 10, 2013, to the Trust Instrument (amendment of mandatory trustee retirement age) – Filed as an Exhibit to Post-Effective Amendment No. 79 to the Trust’s Form N-1A Registration
Statement on May 30, 2014 and incorporated herein by reference.

(1)(mm)
Amendment No. 32, effective May 1, 2014, to the Trust Instrument (name change of each series) – Filed as an
Exhibit to Post-Effective Amendment No. 79 to the Trust’s Form N-1A Registration Statement on May 30, 2014
and incorporated herein by reference.

(1)(nn)
Certificate of Amendment of Certificate of Trust, effective May 1, 2014 (name change of the Trust) – Filed as an
Exhibit to Post-Effective Amendment No. 79 to the Trust’s Form N-1A Registration Statement on May 30, 2014
and incorporated herein by reference.

(1)(oo)
Amendment No. 33, effective May 22, 2014, to the Trust Instrument (establishment of new share class for Voya
Short Term Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 80 to the Trust’s Form N-1A
Registration Statement on July 29, 2014 and incorporated herein by reference.

(1)(pp)
Amendment No. 34, effective December 1, 2014, to the Trust Instrument (name change of series for Voya Strategic
Income Fund) – Filed as an Exhibit to Post-Effective Amendment No. 82 to the Trust’s Form N-1A Registration
Statement on May 29, 2015 and incorporated herein by reference.

(1)(qq)
Amendment No. 35, effective July 9, 2015, to the Trust Instrument (establishment of new share class for Voya
Strategic Income Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 83 to the Trust’s
Form N-1A Registration Statement on July 29, 2015 and incorporated herein by reference.

(1)(rr)
Amendment No. 36, effective September 10, 2015, to the Trust Instrument (amendment to increase number of trustees) – Filed as an Exhibit to Post-Effective Amendment No. 85 to the Trust’s Form N-1A Registration
Statement on May 27, 2016 and incorporated herein by reference.

(1)(ss)
Amendment No. 37, effective May 12, 2016, to the Trust Instrument (establishment of new share class for Voya
High Yield Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 86 to the Trust’s Form N-1A
Registration Statement on July 27, 2016 and incorporated herein by reference.

(1)(tt)
Amendment No. 38, effective January 12, 2017, to the Trust Instrument (establishment of new share class for Voya
Floating Rate Fund, Voya GNMA Income Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund, Voya
Short Term Bond Fund, and Voya Strategic Income Opportunities Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 89 to the Trust’s Form N-1A Registration Statement on March 23, 2017 and incorporated herein by reference.

(1)(uu)
Amendment No. 39, effective May 8, 2017, to the Trust Instrument (abolition of a class of shares for Voya GNMA
Income Fund, Voya High Yield Bond Fund, and Voya Intermediate Bond Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 92 to the Trust’s Form N-1A Registration Statement on July 27, 2017 and
incorporated herein by reference.

(1)(vv)
Amendment No. 40, effective January 11, 2018, to the Trust Instrument (establishment of new share class for Voya
Floating Rate Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund, and Voya Short Term Bond Fund)
– Filed as an Exhibit to Post-Effective Amendment No. 95 to the Trust’s Form N-1A Registration Statement on
January 31, 2018 and incorporated herein by reference.

(1)(ww)
Amendment No. 41, effective September 14, 2018, to the Trust Instrument (establishment of new share class for
Voya Strategic Income Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 101 to the
Trust’s Form N-1A Registration Statement on January 31, 2019 and incorporated herein by reference.

(1)(xx)
Amendment No. 42, effective January 25, 2019, to the Trust Instrument (establishment of new share class for Voya
Strategic Income Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 101 to the Trust’s
Form N-1A Registration Statement on January 31, 2019 and incorporated herein by reference.

(1)(yy)
Amendment No. 43, effective May 23, 2019, to the Trust Instrument (establishment of new series with respect to
Voya Government Money Market Fund II) – Filed as an Exhibit to Post-Effective Amendment No. 108 to the
Trust’s Form N-1A Registration Statement on October 21, 2019 and incorporated herein by reference.

(1)(zz)
Amendment No. 44, effective September 12, 2019, to the Trust Instrument (establishment of new share class for
Voya Short Term Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 108 to the Trust’s Form N-1A
Registration Statement on October 21, 2019 and incorporated herein by reference.

(1)(aaa)
Amendment No. 45, effective November 8, 2019, to the Trust Instrument (name change of series for Voya
Government Money Market Fund II) – Filed as an Exhibit to Post-Effective Amendment No. 109 to the Trust’s
Form N-1A Registration Statement on October 31, 2019 and incorporated herein by reference.

(1)(bbb)
Amendment No. 46, effective November 25, 2019, to the Trust Instrument (abolition of a class of shares for Voya
Government Money Market Fund) – Filed as an Exhibit to Post-Effective Amendment No. 112 to the Trust’s Form
N-1A Registration Statement on March 20, 2020 and incorporated herein by reference.

(1)(ccc)
Amendment No. 47, effective November 25, 2019, to the Trust Instrument (abolition of a class of shares for Voya
Government Money Market Fund and Voya Intermediate Bond Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 112 to the Trust’s Form N-1A Registration Statement on March 20, 2020 and incorporated herein by reference.

(1)(ddd)
Amendment No. 48, effective November 25, 2019, to the Trust Instrument (amendment of mandatory trustee retirement age) – Filed as an Exhibit to Post-Effective Amendment No. 112 to the Trust’s Form N-1A Registration
Statement on March 20, 2020 and incorporated herein by reference.

(1)(eee)
Amendment No. 2, dated November 2, 2001, to the Trust Instrument – Filed as an Exhibit to Post-Effective
Amendment No. 113 to the Trust’s Form N-1A Registration Statement on May 20, 2020 and incorporated herein by reference.

(1)(fff)
Amendment No. 3, dated November 2, 2001, to the Trust Instrument (abolition of series of shares of beneficial interest for Pilgrim Internet Fund II) – Filed as an Exhibit to Post-Effective Amendment No. 113 to the Trust’s
Form N-1A Registration Statement on May 20, 2020 and incorporated herein by reference.

(1)(ggg)
Amendment No. 49, effective March 13, 2020, to the Trust Instrument (establishment of new share class for Voya
GNMA Income Fund) – Filed as an Exhibit to Post-Effective Amendment No. 113 to the Trust’s Form N-1A
Registration Statement on May 20, 2020 and incorporated herein by reference.

(1)(hhh)
Certificate of Amendment to Certificate of Trust, dated July 23, 2021, of the Trust (change the registered office and the registered agent of the Trust) – Filed as an Exhibit to Post-Effective Amendment No. 120 to the Trust’s Form
N-1A Registration Statement on May 27, 2022 and incorporated herein by reference.

(1)(iii)
Amendment No. 50, effective September 30, 2022, to the Trust Instrument (abolition of classes of shares for Voya
Strategic Income Opportunities Fund) – Filed as an Exhibit to Amendment No. 122 to the Trust’s Form N-1A
Registration Statement on November 18, 2022 and incorporated herein by reference.

(1)(jjj)
Amendment No. 51, effective November 17, 2022, to the Trust Instrument (establishment of new series with respect to Voya Short Duration High Income Fund) – Filed as an Exhibit to Post-Effective Amendment No. 123 to the
Trust's Form N-1A Registration Statement on February 8, 2023 and incorporated herein by reference.

(1)(kkk)
Amendment No. 52, effective November 18, 2022, to the Trust Instrument (establishment of new series with respect to Voya VACS Series HYB Fund) – Filed as an Exhibit to Post-Effective Amendment No. 123 to the Trust's Form
N-1A Registration Statement on February 8, 2023 and incorporated herein by reference.

(1)(lll)
Amendment No. 53, effective January 12, 2023, to the Trust Instrument (abolition of classes of shares for Voya
Floating Rate Fund, Voya GNMA Income Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund, Voya
Short Term Bond Fund, and Voya Strategic Income Opportunities Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 125 to the Trust's Form N-1A Registration Statement on April 17, 2023 and incorporated herein by reference.

(1)(mmm)
Amendment No. 54, effective March 16, 2023, to the Trust Instrument (establishment of a new share class for Voya
Short Duration High Income Fund) – Filed as an Exhibit to Post-Effective Amendment No. 125 to the Trust's Form
N-1A Registration Statement on April 17, 2023 and incorporated herein by reference.

(1)(nnn)
Amendment No. 55, effective May 1, 2023, to the Trust Instrument (abolition of classes of shares for Voya Floating
Rate Fund, Voya GNMA Income Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund, and Voya Short
Term Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 125 to the Trust's Form N-1A
Registration Statement on April 17, 2023 and incorporated herein by reference.

(1)(ooo)
Certificate of Amendment to Certificate of Trust, dated July 23, 2021, of the Trust (change the registered office and the registered agent of the Trust) – Filed as an Exhibit to Post-Effective Amendment No. 127 to the Trust’s Form
N-1A Registration Statement on July 27, 2023 and incorporated herein by reference.

(1)(ppp)
Amendment No. 56, effective June 7, 2024, to Trust Instrument of Voya Funds Trust (establishment of class R6 shares for Voya Government Money Market Fund) – Filed as an Exhibit to Post-Effective Amendment No. 128 to
the Trust’s Form N-1A Registration Statement on April 5, 2024 and incorporated herein by reference.

(1)(qqq)
Amendment No. 57, effective June 7, 2024, to Trust Instrument of Voya Funds Trust (name change for series of
Voya Short Term Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 136 to the Trust’s Form N-1A
Registration Statement on July 29, 2025 and incorporated herein by reference.

(1)(rrr)
Amendment No. 58, effective August 8, 2025, to Trust Instrument of Voya Funds Trust (abolition of Voya Floating
Rate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 136 to the Trust’s Form N-1A Registration
Statement on July 29, 2025 and incorporated herein by reference.

(1)(sss)
Amendment No. 59, effective August 1, 2025, to Trust Instrument of Voya Funds Trust (establishment of new series
Voya VACS Series CB Fund) – Filed as an Exhibit to Post-Effective Amendment No. 136 to the Trust’s Form N-1A
Registration Statement on July 29, 2025 and incorporated herein by reference.

(2)
Amended and Restated By-Laws of the Trust dated March 18, 2018 – Filed as an Exhibit to Post-Effective
Amendment No. 98 to the Trust's Form N-1A Registration Statement on July 27, 2018 and incorporated herein by reference.

(3)	Not applicable.
(4)
Form Of Agreement and Plan of Reorganization between Voya Floating Rate Fund and Voya Short Duration High
Income Fund, each a series of the Trust – Attached as Appendix A to the Proxy Statement/Prospectus.

(5)
The rights of holders of the securities being registered are set out in Articles II, VII, IX, and X of the Trust
Instrument referenced in Exhibit (a) above and in Articles IV, VI, and XIII of the Bylaws referenced in Exhibit (b)
above.

(6)(a)
Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated
May 1, 2015, between the Trust and Voya Investments, LLC – Filed as an Exhibit to Post-Effective Amendment
No. 82 to the Trust’s Form N-1A Registration Statement on May 29, 2015 and incorporated herein by reference.

(6)(a)(i)
Amended Schedule A, effective August 1, 2025, to the Amended and Restated Investment Management Agreement,
dated November 18, 2014, as amended and restated May 1, 2015, between the Trust and Voya Investments, LLC –
Filed as an Exhibit to Post-Effective Amendment No. 136 to the Trust’s Form N-1A Registration Statement on
July 29, 2025 and incorporated herein by reference.

(6)(a)(ii)
Amended Schedules B and C, dated September 2020, to the Amended and Restated Investment Management
Agreement, dated November 18, 2014, as amended and restated May 1, 2015, between the Trust and Voya
Investments, LLC – Filed as an Exhibit to Post-Effective Amendment No. 116 to the Trust’s Form N-1A
Registration Statement on July 30, 2020 and incorporated herein by reference.

(6)(a)(iii)
Waiver Letter, dated August 1, 2024, to the Amended and Restated Investment Management Agreement, dated
November 18, 2014, as amended and restated May 1, 2015, between the Trust and Voya Investments, LLC
(management fee waiver for Voya Floating Rate Fund) for the period from August 1, 2024 through August 1, 2026
– Filed as an exhibit to Post-Effective Amendment No. 135 to the Trust’s Form N-1A Registration Statement on
June 25, 2025 and incorporated herein by reference.

(6)(a)(iv)
Waiver Letter, dated August 1, 2025, to the Amended and Restated Investment Management Agreement, dated
November 18, 2014, as amended and restated May 1, 2015, between the Trust and Voya Investments, LLC
(management fee waiver for Voya High Yield Bond Fund) for the period from August 1, 2025 through August 1,
2026 – Filed as an exhibit to Post-Effective Amendment No. 135 to the Trust’s Form N-1A Registration Statement
on June 25, 2025 and incorporated herein by reference.

(6)(b)
Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated
May 1, 2015, between the Trust and Voya Investments, LLC – Filed as an Exhibit to Post-Effective Amendment
No. 82 to the Trust’s Form N-1A Registration Statement on May 29, 2015 and incorporated herein by reference.

(6)(b)(i)
Amended Schedule A, effective January 1, 2020, to the Amended and Restated Investment Management Agreement,
dated November 18, 2014, as amended and restated May 1, 2015, between the Trust and Voya Investments, LLC –
Filed as an Exhibit to Post-Effective Amendment No. 112 to the Trust’s Form N-1A Registration Statement on
March 20, 2020 and incorporated herein by reference.

(6)(b)(ii)
Amended Schedules B and C, dated September 2020, to the Amended and Restated Investment Management
Agreement, dated November 18, 2014, as amended and restated May 1, 2015, between the Trust and Voya
Investments, LLC– Filed as an Exhibit to Post-Effective Amendment No. 116 to the Trust’s Form N-1A Registration
Statement on July 30, 2020 and incorporated herein by reference.

(6)(c)
Sub-Advisory Agreement, effective November 18, 2014, between Voya Investments, LLC and Voya Investment
Management Co. LLC – Filed as an Exhibit to Post-Effective Amendment No. 82 to the Trust’s Form N-1A
Registration Statement on May 29, 2015 and incorporated herein by reference.

(6)(c)(i)
First Amendment, effective January 1, 2018, to the Sub-Advisory Agreement, effective November 18, 2014, between Voya Investments, LLC and Voya Investment Management Co. LLC – Filed as an Exhibit to Post-Effective
Amendment No. 98 to the Trust's Form N-1A Registration Statement on July 27, 2018 and incorporated herein by reference.

(6)(c)(ii)
Second Amendment, effective February 1, 2018, to the Sub-Advisory Agreement, effective November 18, 2014, between Voya Investments, LLC and Voya Investment Management Co. LLC – Filed as an Exhibit to Post-Effective
Amendment No. 98 to the Trust's Form N-1A Registration Statement on July 27, 2018 and incorporated herein by reference.

(6)(c)(iii)
Amended Schedule A, effective August 1, 2025, to the Sub-Advisory Agreement, effective November 18, 2014, between Voya Investments, LLC and Voya Investment Management Co. LLC (addition of Voya VACS Series CB
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 136 to the Trust’s Form N-1A Registration Statement
on July 29, 2025 and incorporated herein by reference.

(6)(d)
Expense Limitation Agreement, effective January 1, 2016, between Voya Investments, LLC and the Trust – Filed as an Exhibit to Post-Effective Amendment No. 85 to the Trust’s Form N-1A Registration Statement on May 27, 2016
and incorporated herein by reference.

(6)(d)(i)
Amended Schedule A, effective August 8, 2025, to the Expense Limitation Agreement, effective January 1, 2016, between Voya Investments, LLC and the Trust – Filed as an exhibit to Post-Effective Amendment No. 135 to the
Trust’s Form N-1A Registration Statement on June 25, 2025 and incorporated herein by reference.

(6)(d)(ii)
Expense Limitation Recoupment Letter, dated January 1, 2016, to the Expense Limitation Agreement, effective
January 1, 2016, between Voya Investments, LLC and the Trust (expense limitation recoupments for Voya
Intermediate Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 85 to the Trust’s Form N-1A
Registration Statement on May 27, 2016 and incorporated herein by reference.

(6)(d)(iii)
Waiver Letter, dated August 1, 2025, to the Expense Limitation Agreement, effective January 1, 2016, between
Voya Investments, LLC and the Trust (expense limitations for Voya Floating Rate Fund) for the period from
August 1, 2025 through August 1, 2026 – Filed as an exhibit to Post-Effective Amendment No. 135 to the Trust’s
Form N-1A Registration Statement on June 25, 2025 and incorporated herein by reference.

(6)(d)(iv)
Amended Schedule A, effective June 7, 2024, to the Expense Limitation Agreement, effective January 1, 2016, between Voya Investments, LLC and the Trust – Filed as an Exhibit to Post-Effective Amendment No. 128 to the
Trust’s Form N-1A Registration Statement on April 5, 2024 and incorporated herein by reference.

(6)(e)
Expense Limitation Agreement, effective August 1, 2016, between Voya Investments, LLC and the Trust – Filed as an Exhibit to Post-Effective Amendment No. 86 to the Trust’s Form N-1A Registration Statement on July 27, 2016
and incorporated herein by reference.

(6)(e)(i)
Amended Schedule A, effective May 1, 2023, to the Expense Limitation Agreement, effective August 1, 2016 between Voya Investments, LLC and the Trust – Filed as an exhibit to Post-Effective Amendment No. 135 to the
Trust’s Form N-1A Registration Statement on June 25, 2025 and incorporated herein by reference.

(6)(f)
Money Market Fund Expense Limitation Agreement, effective November 5, 2019, among Voya Investments, LLC,
Voya Investments Distributor, LLC, and the Trust – Filed as an Exhibit to Post-Effective Amendment No. 109 to the
Trust’s Form N-1A Registration Statement on October 31, 2019 and incorporated herein by reference.

(6)(f)(i)
Amended Schedule A, effective May 1, 2024, to the Money Market Fund Expense Limitation Agreement, effective
November 5, 2019, among Voya Investments, LLC, Voya Investments Distributor, LLC, and the Trust – Filed as an
Exhibit to Post-Effective Amendment No. 131 to the Trust’s Form N-1A Registration Statement on June 10, 2024
and incorporated herein by reference.

(7)(a)
Underwriting Agreement, effective November 18, 2014, between the Trust and Voya Investments Distributor, LLC –
Filed as an Exhibit to Post-Effective Amendment No. 82 to the Trust’s Form N-1A Registration Statement on
May 29, 2015 and incorporated herein by reference.

(7)(a)(i)
Amended Schedule A, effective August 1, 2025, to the Underwriting Agreement, effective November 18, 2014, between the Trust and Voya Investments Distributor, LLC – Filed as an Exhibit to Post-Effective Amendment No.
136 to the Trust’s Form N-1A Registration Statement on July 29, 2025 and incorporated herein by reference.

(7)(b)
Placement Agent Agreement, effective November 18, 2022, between the Trust and Voya Investments Distributor,
LLC – Filed as an Exhibit to Post-Effective Amendment No. 123 to the Trust's Form N-1A Registration Statement
on February 8, 2023 and incorporated herein by reference.

(8)
Deferred Compensation Plan for Independent Directors, as amended and restated January 16, 2025 – Filed as an
Exhibit to Post-Effective Amendment No. 134 to the Trust’s Form N-1A Registration Statement on May 15, 2025
and incorporated herein by reference.

(9)(a)
Custody Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon (formerly, The
Bank of New York) – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Trust’s Form N-1A
Registration Statement on July 29, 2003 and incorporated herein by reference.

(9)(a)(i)
Amendment, dated January 1, 2019, to the Custody Agreement, dated January 6, 2003, between the Trust and The
Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 101 to the Trust’s Form N-1A
Registration Statement on January 31, 2019 and incorporated herein by reference.

(9)(a)(ii)
Amendment, effective November 21, 2022, to the Custody Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 134 to the Trust’s Form
N-1A Registration Statement on May 15, 2025 and incorporated herein by reference.

(9)(a)(iii)
Amended Exhibit A, effective May 1, 2024, to the Custody Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 131 to the Trust’s Form
N-1A Registration Statement on June 10, 2024 and incorporated herein by reference.

(9)(b)
Foreign Custody Manager Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon
– Filed as an Exhibit to Post-Effective Amendment No. 24 to the Trust’s Form N-1A Registration Statement on
July 29, 2003 and incorporated herein by reference.

(9)(b)(i)
Amendment, dated September 6, 2012, to the Foreign Custody Manager Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon (IPO/BID processing for the ING Funds) – Filed as an Exhibit to
Post-Effective Amendment No. 119 to the Trust’s Form N-1A Registration Statement on July 29, 2021 and
incorporated herein by reference.

(9)(b)(ii)
Amendment, dated July 13, 2021, to the Foreign Custody Manager Agreement, dated January 6, 2003, between the
Trust and The Bank of New York Mellon (IPO/BID processing for the Voya Funds) – Filed as an Exhibit to
Post-Effective Amendment No. 119 to the Trust’s Form N-1A Registration Statement on July 29, 2021 and
incorporated herein by reference.

(9)(b)(iii)
Amendment, dated July 21, 2021, to the Foreign Custody Manager Agreement, dated January 6, 2003, between the
Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 119 to the Trust’s
Form N-1A Registration Statement on July 29, 2021 and incorporated herein by reference.

(9)(b)(iv)
Amended Exhibit A, effective May 1, 2024, to the Foreign Custody Manager Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 131
to the Trust’s Form N-1A Registration Statement on June 10, 2024 and incorporated herein by reference.

(9)(c)
Custodian and Investment Accounting Agreement, effective November 1, 2001, between the Trust and State Street
Bank and Trust Company – Filed as an Exhibit to Post-Effective Amendment No. 98 to the Trust's Form N-1A
Registration Statement on July 27, 2018 and incorporated herein by reference.

(9)(c)(i)
First Amendment, dated March 1, 2002, to the Custodian and Investment Accounting Agreement, effective
November 1, 2001, between the Trust and State Street Bank and Trust Company – Filed as an Exhibit to
Post-Effective Amendment No. 98 to the Trust's Form N-1A Registration Statement on July 27, 2018 and
incorporated herein by reference.

(9)(c)(ii)
Second Amendment, dated October 1, 2007, to the Custodian and Investment Accounting Agreement, effective
November 1, 2001, between the Trust and State Street Bank and Trust Company – Filed as an Exhibit to
Post-Effective Amendment No. 98 to the Trust's Form N-1A Registration Statement on July 27, 2018 and
incorporated herein by reference.

(9)(c)(iii)
Third Amendment, dated August 2, 2010, to the Custodian and Investment Accounting Agreement, effective
November 1, 2001, between the Trust and State Street Bank and Trust Company – Filed as an Exhibit to
Post-Effective Amendment No. 98 to the Trust's Form N-1A Registration Statement on July 27, 2018 and
incorporated herein by reference.

(10)(a)
Fourth Amended and Restated Service and Distribution Plan, effective November 16, 2023 (Class A shares for Voya
GNMA Income Fund and Voya Short Duration High Income Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 128 to the Trust’s Form N-1A Registration Statement on April 5, 2024 and incorporated herein by reference.

(10)(b)
Fifth Amended and Restated Distribution Plan, effective November 16, 2023 (Class C shares) – Filed as an Exhibit to Post-Effective Amendment No. 128 to the Trust’s Form N-1A Registration Statement on April 5, 2024 and
incorporated herein by reference.

(10)(c)
Fourth Amended and Restated Service and Distribution Plan, effective November 16, 2023 (Class C shares for Voya
GNMA Income Fund, Voya Government Money Market Fund and Voya Short Duration High Income Fund) – Filed
as an Exhibit to Post-Effective Amendment No. 128 to the Trust’s Form N-1A Registration Statement on April 5,
2024 and incorporated herein by reference.

(10)(d)
Sixth Amended and Restated Shareholder Servicing Plan, effective November 16, 2023 (Class A and C shares) –
Filed as an Exhibit to Post-Effective Amendment No. 128 to the Trust’s Form N-1A Registration Statement on
April 5, 2024 and incorporated herein by reference.

(10)(e)
Fourth Amended and Restated Shareholder Service and Distribution Plan, effective November 16, 2023 (Class R shares for Voya Floating Rate Fund, Voya GNMA Income Fund, Voya Government Money Market Fund, Voya High
Yield Bond Fund, Voya Intermediate Bond Fund, Voya Short Term Bond Fund, and Voya Strategic Income
Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 128 to the Trust’s Form N-1A
Registration Statement on April 5, 2024 and incorporated herein by reference.

(10)(e)(i)
Amended Schedule A, dated October 9, 2024, to the Fourth Amended and Restated Shareholder Service and
Distribution Plan, effective November 16, 2023 (Class R shares for Voya Floating Rate Fund, Voya GNMA Income
Fund, Voya Government Money Market Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund, Voya
Short Duration Bond Fund, and Voya Strategic Income Opportunities Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 134 to the Trust’s Form N-1A Registration Statement on May 15, 2025 and incorporated herein by reference.

(10)(f)
Twenty-Third Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3, dated May 1, 2023 – Filed as an
Exhibit to Post-Effective Amendment No. 134 to the Trust’s Form N-1A Registration Statement on May 15, 2025
and incorporated herein by reference.

(10)(f)(i)
Amended Schedules A and B, each dated November 14, 2024, to the Twenty-Third Amended and Restated Multiple
Class Plan Pursuant to Rule 18f-3, dated May 1, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 134
to the Trust’s Form N-1A Registration Statement on May 15, 2025 and incorporated herein by reference.

(11)(a)	Opinion and Consent of Counsel (Ropes & Gray LLP) – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement (333-284196) on January 10, 2025 and incorporated herein by reference.
(11)(b)
Opinion and Consent of Counsel (Richards, Layton & Finger, P.A.) – Filed as an Exhibit to the Registrant’s Form
N-14 Registration Statement (333-284196) on January 10, 2025 and incorporated herein by reference.

(12)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences – Filed herein.
(13)(a)
Amended Master Repurchase Agreement, effective August 4, 2006, between the Trust and Goldman, Sachs & Co. –
Filed as an Exhibit to Post-Effective Amendment No. 44 to the Trust’s Form N-1A Registration Statement on
July 30, 2009 and incorporated herein by reference.

(13)(b)
Fund Accounting Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Form N-1A Trust’s Registration Statement on May 25,
2004 and incorporated herein by reference.

(13)(b)(i)
Amendment, effective November 21, 2022, to the Fund Accounting Agreement, dated January 6, 2003, between the
Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 134 to the Trust’s
Form N-1A Registration Statement on May 15, 2025 and incorporated herein by reference.

(13)(b)(ii)
Amendment, dated January 1, 2019, to the Fund Accounting Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 101 to the Trust’s Form
N-1A Registration Statement on January 31, 2019 and incorporated herein by reference.

(13)(b)(iii)
Investment Company Reporting Modernization Services Amendment, dated February 1, 2018, to the Fund
Accounting Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon – Filed as an
Exhibit to Post-Effective Amendment No. 98 to the Trust's Form N-1A Registration Statement on July 27, 2018 and
incorporated herein by reference.

(13)(b)(iv)
Amended Exhibit A, effective May 1, 2024, to the Fund Accounting Agreement, dated January 6, 2003, between the
Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 131 to the Trust’s
Form N-1A Registration Statement on June 10, 2024 and incorporated herein by reference.

(13)(c)
Securities Lending Agreement and Guaranty, dated August 7, 2003, between the Trust and The Bank of New York
Mellon – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Trust’s Form N-1A Registration Statement
on May 25, 2004 and incorporated herein by reference.

(13)(c)(i)
Amendment, effective October 1, 2011, to the Securities Lending Agreement and Guaranty, dated August 7, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 72 to
the Trust’s Form N-1A Registration Statement on May 30, 2013 and incorporated herein by reference.

(13)(c)(ii)
Amendment, effective March 21, 2019, to the Securities Lending Agreement and Guaranty, dated August 7, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 104
to the Trust’s Form N-1A Registration Statement on July 26, 2019 and incorporated herein by reference.

(13)(c)(iii)
Amendment, effective March 26, 2019, to the Securities Lending Agreement and Guaranty, dated August 7, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 104
to the Trust’s Form N-1A Registration Statement on July 26, 2019 and incorporated herein by reference.

(13)(c)(iv)
Amendment, effective March 30, 2023, to the Securities Lending Agreement and Guaranty, dated August 7, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 125
to the Trust's Form N-1A Registration Statement on April 17, 2023 and incorporated herein by reference.

(13)(c)(v)
Amendment, effective September 25, 2024, to the Securities Lending Agreement and Guaranty, dated August 7,
2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No.
134 to the Trust’s Form N-1A Registration Statement on May 15, 2025 and incorporated herein by reference.

(13)(c)(vi)
Amendment, effective May 1, 2025, to the Securities Lending Agreement and Guaranty with The Bank of New
York Mellon dated August 7, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 136 to the Trust’s Form
N-1A Registration Statement on July 29, 2025 and incorporated herein by reference.

(13)(d)
Transfer Agency Services Agreement, effective April 20, 2009, between BNY Mellon Investment Servicing (US)
Inc., (formerly, PNC Global Investment Servicing (U.S.) Inc.) and the Trust – Filed as an Exhibit to Post-Effective
Amendment No. 44 to the Trust’s Form N-1A Registration Statement on July 30, 2009 and incorporated herein by reference.

(13)(d)(i)
Amendment, effective February 8, 2011, to the Transfer Agency Services Agreement, effective April 20, 2009, between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective
Amendment No. 50 to the Trust’s Form N-1A Registration Statement on July 27, 2011 and incorporated herein by reference.

(13)(d)(ii)
Amendment, effective January 1, 2019, to the Transfer Agency Services Agreement, effective April 20, 2009, between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective
Amendment No. 101 to the Trust’s Form N-1A Registration Statement on January 31, 2019 and incorporated herein by reference.

(13)(d)(iii)
Amendment, effective May 1, 2019, to the Transfer Agency Services Agreement, effective April 20, 2009, between
BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective Amendment No.
104 to the Trust’s Form N-1A Registration Statement on July 26, 2019 and incorporated herein by reference.

(13)(d)(iv)
Amendment, effective November 5, 2019, to the Transfer Agency Services Agreement, effective April 20, 2009, between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective
Amendment No. 109 to the Trust’s Form N-1A Registration Statement on October 31, 2019 and incorporated herein by reference.

(13)(d)(v)
Amendment, effective May 1, 2020, to the Transfer Agency Services Agreement, effective April 20, 2009, between
BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective Amendment No.
113 to the Trust’s Form N-1A Registration Statement on May 20, 2020 and incorporated herein by reference.

(13)(d)(vi)
Amendment, effective April 4, 2022, to the Transfer Agency Services Agreement, effective April 20, 2009, between
BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective Amendment No.
120 to the Trust’s Form N-1A Registration Statement on May 27, 2022 and incorporated herein by reference.

(13)(d)(vii)
Amendment, effective October 21, 2022, to the Transfer Agency Services Agreement, effective April 20, 2009, between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective
Amendment No. 123 to the Trust's Form N-1A Registration Statement on February 8, 2023 and incorporated herein by reference.

(13)(d)(viii)
Amendment, effective November 18, 2022, to the Transfer Agency Services Agreement, effective April 20, 2009, between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective
Amendment No. 123 to the Trust's Form N-1A Registration Statement on February 8, 2023 and incorporated herein by reference.

(13)(d)(ix)
Amendment, effective November 21, 2022, to the Transfer Agency Services Agreement, effective April 20, 2009, between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective
Amendment No. 123 to the Trust's Form N-1A Registration Statement on February 8, 2023 and incorporated herein by reference.

(13)(d)(x)
Amendment, effective February 9, 2023, to the Transfer Agency Services Agreement, effective April 20, 2009, between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective
Amendment No. 123 to the Trust's Form N-1A Registration Statement on February 8, 2023 and incorporated herein by reference.

(13)(d)(xi)
Amendment, effective May 1, 2024, to the Transfer Agency Services Agreement, effective April 20, 2009, between
BNY Mellon Investment Services (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective Amendment No.
132 to the Trust’s Form N-1A Registration Statement on July 29, 2024 and incorporated herein by reference.

(13)(d)(xii)
Exhibit A, dated May 1, 2024, to the Transfer Agency Services Agreement, effective April 20, 2009, between BNY
Mellon Investment Services (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective Amendment No. 132 to
the Trust’s Form N-1A Registration Statement on July 29, 2024 and incorporated herein by reference.

(13)(e)
Allocation Agreement, dated May 24, 2002 (Fidelity Bond) – Filed as an Exhibit to Post-Effective Amendment No.
113 to the Trust’s Form N-1A Registration Statement on May 20, 2020 and incorporated herein by reference.

(13)(e)(i)
Amended Schedule A, dated February 28, 2025, to the Allocation Agreement, dated May 24, 2022 (Fidelity Bond) –
Filed as an exhibit to Post-Effective Amendment No. 135 to the Trust’s Form N-1A Registration Statement on
June 25, 2025 and incorporated herein by reference.

(13)(f)
Allocation Agreement, dated May 24, 2002 (Directors & Officers Liability) – Filed as an Exhibit to Post-Effective
Amendment No. 116 to the Trust’s Form N-1A Registration Statement on July 30, 2020 and incorporated herein by reference.

(13)(f)(i)
Amended Schedule A, dated February 28, 2025, to the Allocation agreement, dated May 24, 2002 (Directors &
Officers Liability) – Filed as an exhibit to Post-Effective Amendment No. 135 to the Trust’s Form N-1A
Registration Statement on June 25, 2025 and incorporated herein by reference.

(13)(g)
Service Agreement, effective February 12, 2018, between State Street Bank and Trust Company and the Trust –
Filed as an Exhibit to Post-Effective Amendment No. 98 to the Trust's Form N-1A Registration Statement on
July 27, 2018 and incorporated herein by reference.

(13)(h)
Fund Administration Support Services Agreement (with redaction), effective July 29, 2022, between Voya
Investments, LLC and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 125
to the Trust's Form N-1A Registration Statement on April 17, 2023 and incorporated herein by reference.

(14)
Consent of Independent Registered Public Accounting Firm – Filed as an Exhibit to the Registrant’s Form N-14
Registration Statement (333-284196) on February 18, 2025 and incorporated herein by reference.

(15)	Not applicable.
(16)	Powers of Attorney – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement (333-284196) on January 10, 2025 and incorporated herein by reference.
(17)	Not applicable.
Item 17. Undertakings
1. The Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
2. The Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.
3. The Registrant agrees to file an executed copy of the opinion of counsel supporting the tax consequences of the proposed reorganization as an amendment to this Registration Statement within a reasonable time after receipt of such opinion.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to Rule 462(d) under the 1933 Act and has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale and the State of Arizona on the 13th day of August 2025.

VOYA FUNDS TRUST

By:	/s/ Joanne F. Osberg
Joanne F. Osberg
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Christian G. Wilson*	President and Chief/Principal Executive Officer	August 13, 2025
Todd Modic*	Senior Vice President, Chief/Principal Financial Officer and	August 13, 2025
Assistant Secretary
Fred Bedoya*	Vice President, Principal Accounting Officer and Treasurer	August 13, 2025
Colleen D. Baldwin*	Trustee	August 13, 2025
John V. Boyer*	Trustee	August 13, 2025
Martin J. Gavin*	Trustee	August 13, 2025
Joseph E. Obermeyer*	Trustee	August 13, 2025
Sheryl K. Pressler*	Trustee	August 13, 2025
Christopher P. Sullivan*	Trustee	August 13, 2025

*By: /s/ Joanne F. Osberg Joanne F. Osberg Attorney-in-Fact**

**Powers of Attorney for Christian G. Wilson, Todd Modic, Fred Bedoya, and each Trustee were filed with the Registrant’s Form N-14 Registration Statement on January 10, 2025 and are incorporated herein by reference.